Exhibit 10.3

USER AGREEMENT : Instaspace Technologies provides Domain Name Registration, Web site hosting and Web based application development. All services provided by Instaspace Technologies may be used for lawful purposes only. Instaspace Technologies reserves the right to refuse service and/or access to its servers to anyone. Instaspace Technologies reserves the right to suspend or cancel any client's access to any portion or all of Instaspace Technologies services, when Instaspace Technologies deems that the account has been used inappropriately.

WEB HOSTING : The client is responsible for programming and for uploading the Web site to our Web servers. Instaspace Technologies does not provide free Web site development, consulting, programming, or debugging services. The client is responsible for keeping a complete and current copy of Web site files as backup on a remote system (not on Instaspace Technologies servers). Instaspace Technologies is not responsible for any lost files, information or data. Instaspace Technologies's backup tapes are for backing up our system configurations and databases and are NOT for keeping backups of client Web sites. Should any data need to be recovered from Instaspace Technologies's backup tapes, there will be a restoration charge, on an as-available basis. Instaspace Technologies does not guarantee to possess the most current copy of a client's Web site.

SUPPORT : Technical support is provided via email and chat only. Any personal phone or other direct support will be for an extra charge.The first contact with Instaspace Technologies is through email. The client agrees not to Spam our support staff and to follow standard Internet etiquette.

SYSTEM UPDATES : The client understands that system updates occur in real time and as queued batch processes. For example, account Passwords are currently updated as queued batch processes; therefore the update does not occur in the system instantaneously. Instaspace Technologies reserves the right to modify the processing times at any time without notice. If a client or Instaspace Technologies support personnel (when authorized by client) makes any modifications to a hosting account, the client is responsible for ensuring these updates have occurred in our system.

ILLEGAL ACTIVITIES : including but not limited to storing and/or distributing illegal copies of copyright software, hosting/maintaining inappropriate sites, violating trademarks and copyrights, violating International laws, selling and/or distributing illegal contraband.

INTERNET ABUSE : including but not limited to: spamming - mass unsolicited emailing, posting obscene or inflammatory messages, nudity, threatening other Internet users, and spamming our support staff. Any adult content will be put off the web server as and when or system notices and the client's account will be terminated without any refunds.

SYSTEMS ABUSE : including but not limited to using excessive CPU resources, using excessive disk space, attempting to gain access to root and other clients' accounts (hacking), installing continuously running programs, and reselling CGI scripts.

Instaspace Technologies does not censor our customers' Web sites, although our policy strictly prohibits adult sites. The determination of what is adult content and prohibited, shall be made solely by Instaspace Technologies. Should a policy violation occur, Instaspace Technologies reserves the right to terminate the account without notice and the client will be held responsible for any damages to Instaspace Technologies's business, system, servers, connectivity, reputation, service, network, operations or equipment resulting from its actions including, but not limited to, government actions, vandalism, retaliation and claims of libel, unfair competition, infringement of patent, copyright, trademark, service mark, or other intellectual property right, violation of privacy, or other tort.

DOMAIN NAME REGISTRATION : • Domain Name registration is on a First-come-first-serve basis. Instaspace Technologies will not be responsible for the availability of the Domain Name in the 3-4 days that it can take to register a Domain Name. • In between you register a domain name through Instaspace Technologies website and by the time payment is received from you, it might happen that during this period the domain name is booked by some other individual or organization. In such a case Instaspace Technologies would not be responsible. The payment to this effect would be refunded in case the client does not want to book another domain name.

PAYMENT POLICY : All services are provided on a prepayment basis. Instaspace Technologies accepts Local Check, Banker's Check, Demand Draft, and Cash. All monetary transactions will occur in U.S.$ currency only. Instaspace can alter its payment methods at any point of time.

SERVER ABUSE : Any attempt to undermine or cause harm to a server, or customer, of Instaspace Technologies is strictly prohibited.

Unauthorized use of other people's accounts or computers, Instaspace Technologies will strongly react to any use or attempted use of an Internet account or computer without the owner's authorization. Such attempts include but not limited to "internet scamming" (tricking other people into releasing their passwords), password robbery, security hole scanning etc.

Any unauthorized use of accounts or computers by a Instaspace Technologies customer, whether or not the attacked account or computer belongs to Instaspace Technologies, will result in action against the attacker. Possible actions include warnings, account suspension or cancellation, and civil or criminal legal action, depending on the seriousness of the attack.

Abuse of Unlimited Traffic

Instaspace Technologies's customers are privileged to be offered unlimited traffic for their web sites. The intention of Instaspace Technologies is to provide a large space to serve web documents, not an off site storage area for electronic files. All (90%) of your web pages (html) must be 'linked' with files (.GIF, .JPEG, etc.) stored on Instaspace Technologies's server. Web sites that are found to contain either/or no html documents, a large number of unlinked files are subject to warning, suspension or cancellation at the discretion of Instaspace Technologies management. Any customer who violates Instaspace Technologies's Policies in abusing either space/site transfer will be notified and given 2 days to remedy the problem. If the problem is not resolved within the allotted period, the client will be billed for the overages.

To maintain the integrity of our service the following limitations apply:

Sites with banners, graphics or cgi scripts running from their domain used on other domains. Sites with picture galleries (This is any site where 50% of the files transferred is graphics) Sites offering download files or archives. (This is any site where 50% or more of there monthly traffic is from file downloads). Sites using more than 30% of system resources for longer than 60 seconds. Sites running multimedia files (QuickTime, Real Audio, Real Video, MP3).

Indemnification

Customer agrees that it shall defend, indemnify, save and hold Instaspace Technologies harmless from any and all demands, liabilities, losses, costs and claims, including reasonable attorney's fees asserted against Instaspace Technologies, its agents, its customers, officers and employees, that may arise or result from any service provided or performed or agreed to be performed or any product sold by customer, it's agents, employees or assigns. Customer agrees to defend, indemnify and hold harmless Instaspace Technologies against liabilities arising out of; (1) any injury to person or property caused by any products sold or otherwise distributed in connection with Instaspace Technologies's server; (2) any material supplied by customer infringing or allegedly infringing on the proprietary rights of a third party; (3) copyright infringement and (4) any defective products sold to customer from Instaspace Technologies's server.

Accepted

/s/Yang Wu

Yang Wu President

Thrifty Printing Inc.